PRESS RELEASE



INVESTOR CONTACT:
Jessica Kourakos
Synopsys, Inc.
650-584-4289

EDITORIAL CONTACT:
Craig Cochran
Synopsys, Inc.
650-584-4230




                      Synopsys Posts Financial Results for
                           Fiscal Second Quarter 2003

     MOUNTAIN VIEW, Calif. May 21, 2003 - Synopsys Inc., (Nasdaq: SNPS), the world leader in integrated circuit (IC) design software, today reported its second quarter results for the period that ended May 3, 2003.

For the second quarter of fiscal 2003, Synopsys reported revenue of $292.0 million, a 57% increase over revenue of $185.6 million in the second quarter of fiscal 2002. Net income on an earnings before goodwill (EBG) basis was $61.2 million, a 144% increase over EBG net income of $25.1 million in the second quarter of fiscal 2002. EBG per share was $0.80, a 105% increase over EBG per share of $0.39 in the second quarter of fiscal 2002. EBG represents earnings on a fully-diluted basis excluding, to the extent incurred in any particular quarter, amortization of intangible assets and deferred compensation, in-process research and development expenses and one-time or extraordinary expenses relating to acquisitions, such as integration expenses.

     On a generally accepted accounting principles (GAAP) basis, for the second quarter of fiscal 2003, net income was $22.3 million, or $0.29 per share, compared to net income of $21.4 million, or $0.33 per share, for the second quarter of fiscal 2002. The difference between net income on an EBG basis and on a GAAP basis for the second quarter of fiscal 2003 was primarily due to charges relating to the acquisition of Numerical Technologies, Inc. which was completed during the quarter, and the amortization of intangibles related to prior acquisitions.

"Despite a tough economic backdrop, our second quarter was the largest orders quarter in Synopsys' history," said Aart de Geus, chairman and CEO of Synopsys. "We are pleased with the Company's current momentum and look forward to achieving strong financial results during the remainder of fiscal 2003."

Outlook
Synopsys also announced its operating model targets for the third quarter of fiscal year 2003 and for full year fiscal 2003.

Third quarter of fiscal year 2003 targets (EBG basis):
-----------------------------------------------------
o        Revenue:  $288 - $303 million;
o        Total expenses:  $207 - $214 million;
o        Other income:  $6 - $9 million;
o        Fully diluted outstanding shares:  75 - 79 million;
o        Pro forma tax rate:  32.5%;
o        Earnings per share:  $0.77 - $0.82;
o        Perpetual licenses as a percentage of product bookings:  20% - 25%; and
o        Average length of ratable licenses:  3.3 - 3.6 years.




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



Fiscal year 2003 targets (EBG basis):
------------------------------------
o        Revenue:  between $1.130 - $1.180 billion;
o        Earnings per share:  $2.95 - $3.10;
o        Perpetual licenses as a percentage of product bookings:  20%-25%;
o        Average length of ratable licenses:  3.0 - 3.5 years.


Effectiveness of Guidance
The targets set forth above represent the Company's expectations only as of the date of this release and should not be viewed as a statement about the Company's expectations after this date. Although this release will remain available on the Company's website, its continued availability does not indicate that the Company is reaffirming or confirming its continued validity. The Company will not report on its progress during the third fiscal quarter or comment to analysts or investors on, or otherwise update, such targets until it releases its quarterly results in August 2003.

GAAP Reconciliation
This earnings release contains financial information presented on both an EBG and GAAP basis. EBG is a non-GAAP financial measure under Section 244.101 of Regulation G. EBG represents earnings on a fully-diluted basis, excluding, to the extent incurred in any particular quarter, amortization of intangible assets and deferred compensation, in-process research and development expenses and one-time or extraordinary expenses relating to acquisitions, such as integration expenses. Intangible assets consist primarily of purchased technology, contract rights intangible, customer installed base/relationships, trademarks and tradenames, covenants not to compete and customer backlog. EBG is reduced by the amount of additional taxes that would be required to be accrued if EBG results were used instead of GAAP results to calculate the Company's tax liability.

The Company believes that providing financial information on an EBG basis, in addition to a GAAP basis, allows investors a useful way to compare the results of multiple fiscal periods. The Company believes it is appropriate to exclude the items described in the preceding paragraph from its EBG financial measures because such items do not constitute direct and ongoing costs of

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

Synopsys' business operations, such as cost of revenues or research and development, sales and marketing and general and administrative expenses. Excluding such non-cash, one-time or extraordinary expenses from the Company's EBG financial measures also makes it easier for investors to evaluate the ongoing operating results of the Company's business.

The specific items excluded from GAAP in calculating EBG for the periods given in this press release are shown in the table below:



Three Months and Six Months ended April 30, 2003
                                                                     Three Months Ended          Six Months Ended
                                                                         April  30                   April 30
(in thousands, except per share data)                                 2003         2002         2003        2002
                                                                 ----------------------------------------------------


Net income on a GAAP basis                                           $22,289     $21,380       $56,674       $35,432

Amortization of intangible assets and deferred compensation           33,478       4,356        62,261         8,400

In-process research and development                                   18,250         ---        18,250           ---

Tax effect                                                           (12,826)       (660)      (23,527)       (1,437)
                                                                 ----------------------------------------------------

Net income on an EBG basis                                           $61,191     $25,076      $113,658       $42,395

Diluted earnings per share on a GAAP basis                             $0.29       $0.33         $0.74         $0.55

Amortization of intangible assets and deferred
   compensation per share                                              $0.44       $0.07         $0.81         $0.12

In-process research and development per share                          $0.24        $---         $0.24          $---

Tax effect per share                                                  $(0.17)     $(0.01)       $(0.31)       $(0.02)

Earnings per share on an EBG basis                                     $0.80       $0.39         $1.48         $0.65




Third Quarter and Full Year Fiscal 2003 Targets
                                                                          Range for Three Months Ending July 31, 2003
                                                                              Low                      High
 (in thousands, except per share data)                                        ---                      ----
Total target expenses on a GAAP basis                                      $238,000                  $248,000
Estimated amortization of intangible assets and
   deferred compensation                                                     31,000                    34,000
------------------------------------------------------------------------------------------------------------------

Target expenses on an EBG basis                                            $207,000                  $214,000



                                                          Range for Three Months      Range for Fiscal Year Ending
                                                            Ending July 31, 2003            October 31, 2003
                                                             Low             High         Low             High
                                                             ---             ----         ---             ----
Target earnings per share on a GAAP basis                   $0.52            $0.56         $1.68           $1.83

Estimated amortization of intangible assets and
   deferred compensation per share                          $0.25            $0.26         $1.27           $1.27
                                                       -----------------------------------------------------------
Target earnings per share on an EBG basis                   $0.77            $0.82         $2.95           $3.10


Unaudited Financial Statements
The financial statements presented with this release are unaudited, preliminary and subject to review and adjustment in the ordinary course of the Company's quarterly review process. Final unaudited financial statements will be published with the Company's quarterly report on Form 10-Q.

Additional Financial Information Available on Synopsys Website
In connection with the issuance of this earnings release, Synopsys is making available to investors certain current and historical information regarding its performance in geographic markets and product categories. The information can be found at http://www.synopsys.com/corporate/invest/invest.html. Synopsys currently intends to provide this information on a quarterly basis.

Earnings Call Open to Investors
Synopsys will hold a conference call for financial analysts and investors today at 2:00 p.m., Pacific Time. A live Webcast of the call will be available at Synopsys'corporate website at http://www.synopsys.com/corporate/invest/invest.html. A recording of the call will be available by calling 1-800-659-1025 (904-779-4707 for international callers), access code 16360633, beginning at 5:30 p.m. Pacific Time today. A Webcast replay will also be available at http://www.synopsys.com/corporate/invest/invest.html from approximately 5:30 p.m. Pacific Time today through the time of the announcement of the Company's third quarter earnings results in August. Following the call, copies of the prepared remarks of Aart de Geus, chairman and chief executive officer of Synopsys, and Steve Shevick, chief financial officer, will be posted on Synopsys' corporate website at http://www.synopsys.com/corporate/invest/invest.html.



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


About Synopsys
Synopsys, Inc. (Nasdaq:SNPS) is the world leader in electronic design automation
(EDA) software for integrated circuit (IC) design. The Company delivers technology-leading IC design and verification platforms to the global electronics market, enabling the development of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California, and has more than 60 offices located throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com.

Forward Looking Statements
     The fourth paragraph of this earnings release and the sections entitled "Outlook" and "GAAP Reconciliation" contain forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those described by these statements due to a number of factors, including: lower than expected research and development spending by semiconductor and electronic systems companies; continued or increased weakness in the semiconductor or electronic systems industries; difficulties encountered in the continued integration of the products and operations of Avant! and Numerical into Synopsys' products and operations; the possibility that the Company may sell fewer perpetual licenses than expected; a lower-than-anticipated level of purchases of software or consulting services by the Company's customers; the effect of international political conflict or hostilities on customer purchases; the effect of the outbreak of Severe Acute Respiratory Syndrome on sales of the Company's products and services; fluctuations in foreign currency exchange rates; and increasing competition in the market for the Company's products and services. For further discussion of these and other factors that may cause results to differ from those projected in this release, readers are referred to documents filed by Synopsys with the Securities and Exchange Commission, specifically Synopsys' report on Form 10-Q filed with the SEC on March 18, 2003 (pp. 35-39). Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.

In addition, the Company's actual expenses and earnings per share on a GAAP basis for the fiscal quarter ending August 2, 2003, and earnings per share on a GAAP basis for the fiscal year ending November 1, 2003, could differ materially from the targets stated under "Outlook" above for a number of reasons, including a determination by the Company that any portion of its intangible assets have become impaired, changes in deferred compensation expenses caused by employee terminations and one-time expenses and the amortization of additional intangible assets and deferred compensation associated with future acquisitions, if any.


                                       ###

Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.


                                 SYNOPSYS, INC.
            Unaudited Condensed Consolidated Statements of Income (1)
                      (in thousands, except per share data)

                                                       Three Months Ended April 30,          Six Months Ended April 30,
                                                          2003            2002                 2003             2002
Revenue:

Product                                               $  82,000        $ 52,293              $ 136,520      $   91,848

Service                                                  61,967          65,765                134,354         134,858

Ratable license                                         148,061          67,580                289,290         134,477

    Total revenue                                       292,028         185,638                560,164         361,183

Cost of revenue:

Product                                                   3,845           3,221                  7,598           7,287

Service                                                  17,750          17,391                 39,770          38,075

Ratable license                                          13,472          13,780                 26,258          24,220
Amortization of intangible assets and deferred
    Stock compensation                                   20,491            ----                 40,394            ----

    Total cost of revenue                                55,558          34,392                114,020          69,582

Gross margin                                            236,470         151,246                446,144         291,601


Operating expenses:
Research and development                                 68,612          46,649                135,881          95,355

Sales and marketing                                      80,970          63,201                152,208         123,000

General and administrative                               24,240          17,537                 46,791          36,245

In-process research and development                      18,250             ---                 18,250             ---

Amortization of intangible assets and deferred
    Stock compensation                                   12,987           4,356                 21,867           8,400

    Total operating expenses                            205,059         131,743                374,997         263,000

Operating income                                         31,411          19,503                 71,147          28,601

Other income, net                                         7,515          11,213                 16,725          22,294

Income before provision for income taxes                 38,926          30,716                 87,872          50,895

Provision for income taxes                               16,637           9,336                 31,198          15,463

Net income                                            $  22,289       $  21,380              $  56,674       $  35,432


Basic earnings per share:

Net income                                            $    0.30       $    0.35              $    0.76       $    0.58

Weighted average common shares                           74,351          61,232                 74,220          60,670


Diluted earnings per share:
Net income                                            $    0.29       $    0.33              $    0.74       $    0.55

Weighted average common shares and equivalents           76,517          64,934                 76,551          64,956


(1) The company's fiscal year and second quarter ends on the Saturday nearest to October 31 and to April 30, respectively. For presentation purposes, the condensed consolidated financial statements refer to a calendar month end.

                                 SYNOPSYS, INC.

                    Condensed Consolidated Balance Sheets (1)
               (in thousands, except par value per share amounts)
                                                                             April 30, 2003 October 31, 2002
                                                                             ---------------------------------
                                                                                 (unaudited)
                                   ASSETS
Current assets:
 Cash and cash equivalents                                               $     268,822              $   312,580

 Short-term investments                                                        123,277                  102,153

 Cash, cash equivalents and short-term investments                             392,099                  414,733

 Accounts receivable, net of allowances of $10,760 and $11,565, respectively   246,006                  207,206


 Deferred taxes                                                                270,058                  282,867

 Prepaid expenses and other                                                     22,202                   24,509

         Total current assets                                                  930,365                  929,315

 Property and equipment, net                                                   180,122                  185,040

 Long-term investments                                                          25,567                   39,386

 Goodwill, net                                                                 548,746                  434,554

 Intangible assets, net                                                        345,403                  355,334

 Long-term deferred taxes and other assets                                      34,149                   35,085
                                                                           --------------           -------------
         Total assets                                                     $  2,064,352             $  1,978,714


                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                                 $    168,516              $   246,789

 Current portion of long-term debt                                                  28                    1,423

 Accrued income taxes                                                          153,780                  169,912

 Deferred revenue                                                              445,189                  359,245

         Total current liabilities                                             767,513                  777,369

Deferred compensation and other long-term liabilities                           65,946                   36,387

Long-term deferred revenue                                                      32,053                   51,477
Stockholders' equity
Commonstock, $.01 par value; 400,000 shares authorized;
  73,967 and 73,562 shares outstanding respectively                                740                      735

Additional paid-in capital                                                   1,063,828                1,039,386

Retained earnings                                                              236,114                  198,863

Treasury stock, at cost                                                       (101,573)                (116,499)

Deferred stock compensation                                                    (10,844)                  (8,858)

Accumulated other comprehensive (loss) income                                   10,575                     (146)

         Total stockholders' equity                                       $  1,198,840             $  1,113,481
                                                                          --------------           --------------

         Total liabilities and stockholders' equity                       $  2,064,352             $  1,978,714




(1) The company's fiscal year and second quarter ends on the Saturday nearest to October 31 and to April 30, respectively. For presentation purposes, the condensed consolidated financial statements refer to a calendar month end.

                                                         SYNOPSYS, INC.

     Unaudited Pro Forma Condensed Consolidated Statements of Income (1) (2)
                      (in thousands, except per share data)
                                                       Three Months Ended April 30        Six Months Ended April 30
                                                     ------------------------------------------------------------------

                                                          2003            2002              2003            2002
Revenue:

  Product                                              $  82,000       $  52,293         $ 136,520      $  91,848

  Service                                                 61,967          65,765           134,354        134,858

  Ratable license                                        148,061          67,580           289,290        134,477


      Total revenue                                      292,028         185,638           560,164        361,183


Cost of revenue:

  Product                                                  3,845           3,221             7,598          7,287

  Service                                                 17,750          17,391            39,770         38,075

  Ratable license                                         13,472          13,780            26,258         24,220

     Total cost of revenue                                35,067          34,392            73,626         69,582

Gross margin                                             256,961         151,246           486,538        291,601


Operating expenses:

  Research and development                                68,612          46,649           135,881         95,355

  Sales and marketing                                     80,970          63,201           152,208        123,000

  General and administrative                              24,240          17,537            46,791         36,245

     Total operating expenses                            173,822         127,387           334,880        254,600

Operating income                                          83,139          23,859           151,658         37,001

Other income, net                                          7,515          11,213            16,725         22,294

Income before provision for income taxes                  90,654          35,072           168,383         59,295

Provision for income taxes                                29,463           9,996            54,725         16,900

Net income                                             $  61,191       $  25,076         $ 113,658     $   42,395

Basic earnings per share:

  Net income                                            $   0.82        $   0.41          $   1.53      $    0.70

  Weighted average common shares                          74,351          61,232            74,220         60,670

Diluted earnings per share:

  Net income                                            $   0.80        $   0.39          $   1.48      $    0.65
                                                        ---------       -----------      -----------    ------------
  Weighted average common shares and equivalents          76,517          64,394            76,551         64,956


(1) The company's fiscal year and second quarter ends on the Saturday nearest to October 31 and to April 30, respectively. For presentation purposes, the condensed consolidated financial statements refer to a calendar month end.
(2) Amounts and per share data for the periods presented exclude amortization of intangible assets.


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